Exhibit 14.1

ALEXION PHARMACEUTICALS, INC. CODE OF CONDUCT

1. Introduction

As a pharmaceutical manufacturer, Alexion Pharmaceuticals, Inc., its subsidiaries and divisions (collectively “Alexion” or the “Company”) conducts a wide array of activities in the global health care marketplace, including research, medical and other education, marketing, and sales. Each of these activities is subject to numerous legal and ethical standards, many of which are unique to the health care industry. Alexion is committed to complying with all applicable laws, regulations and adhering to the highest ethical standards.

The Board of Directors of Alexion has adopted this Code of Conduct (“Code”), which is applicable to all of the Company’s officers, directors and employees (each an “Associate” and collectively, the “Associates”) and may be amended by resolution of the Board.

This Code is just one part of Alexion’s overall program to ensure that all Alexion Associates follow the appropriate standards and comply with all legal requirements that effect the manner in which Alexion conducts its business, including industry guidelines and local laws, regulations, and guidance in each country in which we do business. The Code sets out basic principles applicable to all Associates and is in addition to more detailed Company policies and procedures, including those set out in the Company’s Employee Handbook. It is the responsibility of every Associate to learn about and adhere to this Code as well as all such Company policies. Although this Code covers a wide range of business practices and procedures, it does not, nor is it intended to, cover every issue that may arise. If an Associate is in doubt about the applicability of the Code or other guidance to particular situations, or is confronted with situations not covered by the Code or other Company guidance, the Associate should seek guidance from the Company’s General Counsel or Compliance Officer as detailed in this Code.

Each Associate will be held accountable for adherence to this Code and Company policies, which supplement applicable laws and regulations. In the event of any inconsistency between an Alexion policy and a law or regulation, Associates are obligated to comply with the laws and regulations unless Alexion policy imposes stricter requirements. Any violation of any law, regulation, or any aspect of this Code or Company policies will subject the Associate to disciplinary action, up to and including termination. No provision or violation of this Code shall create any right in favor of any third party, including any customer, partner, stockholder, or Associate.

2. Conflict of Interest

Alexion’s policy requires that all Associates act in the best interests of Alexion and to avoid business or financial interests and personal activities that may give rise to a conflict of interest. A “conflict of interest” occurs when an Associate’s private interest interferes with, or gives the appearance of interfering with, the Associate’s ability to act in the best interests of Alexion. Associates should avoid putting themselves in situations where their private, financial or business interest may be in conflict with those of Alexion or their responsibilities to Alexion or might otherwise effect an Associate’s job performance or independent judgment.

It is not unethical for the Company to engage a close relative (or a company owned by or employing a close relative) of an Associate to provide goods or services to the Company; provided that the Company’s Chief Executive Officer or President approves such engagement, or in the case where the Associate is the Chief Executive Officer or President of the Company, the Audit Committee of the Board of Directors of the Company approves such engagement. In determining whether to approve any such engagement, the

Chief Executive Officer or President (or Audit Committee) shall weigh such matters as whether (1) such relative or company operates with standard rates, which rates are at arm’s length and have been well established through acceptance in the general marketplace for his/its goods or services, (2) the Company pays no more than such standard rates for such goods or services, (3) there is advantage to the Company in engaging such relative or company to provide such goods or services, and (4) there is substantial appearance of impropriety or likely generation of conflict.

3. Discrimination & Harassment

Alexion expects that every Associate will be treated with respect and dignity. Alexion is committed to following all applicable labor and employment laws wherever it operates and to ensuring that the work environment is free from discrimination or harassment. Behavior that is contrary to the above principles will result in appropriate corrective action and/or disciplinary action up to and including termination of employment, subject to applicable law. The Company prohibits discrimination, harassment or retaliation against any Associate for submitting an Accounting Concern (as defined below), making a good faith complaint regarding a violation or possible violation of this Code or participating in the Company’s investigation thereof. As appropriate, the Company will use reasonable efforts to investigate allegations of discrimination, harassment and/or retaliation in a confidential manner, subject to the need to conduct a full and impartial investigation, remedy any violations of the Company’s policies or monitor compliance with the Company’s policies. Any Associate with information regarding violation of the above policies or principles should report the incident and circumstances. Any Associate who believes that he or she has been the subject of any such prohibited discrimination, harassment and/or retaliation is strongly encouraged to report immediately the facts thereof to the Human Resources Department, General Counsel or Compliance Officer.

4. Confidential Information

Associates must maintain the confidentiality of non-public information and records entrusted to them by Alexion, and any other confidential information that comes to them, from whatever source, in the course of performing their responsibilities as an Associate, except when disclosure is authorized by the appropriate local or corporate Legal Department representative, or pursuant to a confidentiality agreement approved by the appropriate local or corporate Legal Department representative, or required by laws, rules, regulations or legal process.

In the event that an Associate is uncertain whether information is confidential, he/she should presume that it is. Any information generated within Alexion and which represents a business secret or is confidential in any way, whatsoever, must not be disclosed outside Alexion without proper authorization and subject to applicable laws, and may not be used by an Alexion Associate or disclosed, directly or indirectly, to a third party, whether during or after employment with Alexion. Alexion Associates are also required to respect the confidentiality of information obtained from third parties.

5. Use of Corporate Funds and Assets

Company assets, such as information, supplies, equipment, materials, intellectual property, software, hardware and facilities, among other Alexion properties and assets, are valuable resources owned or licensed by, or otherwise belonging to, Alexion and are to be used solely for corporate purposes. Safeguarding this property from loss, damage or theft is the responsibility of all Associates. No person shall take Alexion property or assets for personal use or gain, nor shall Alexion property or assets be given away, sold or traded without proper authorization. Incidental and immaterial personal use of assets such as computers and other equipment, telephones and supplies and other personal usage in accordance with approved policies/procedures are permitted exceptions to this policy.

6. Pharmaceutical Healthcare Compliance; Laws, Regulations and Guidance

As a U.S. based company, Alexion has adopted corporate policies and procedures consistent with U.S. law and regulation. Additionally, Alexion has created policies and procedures tailored to meet the requirements of territories outside of the United States. For specific policies related to pharmaceutical healthcare compliance in any territory where the Company conducts business, please contact Alexion’s Compliance Officer.

7. Antitrust and Competition

It is Alexion’s policy to comply with the antitrust and competition laws of each country in which the Company does business. No Associate shall engage in anti-competitive conduct in violation of any antitrust or competition law.

8. Intellectual Property

Alexion requires that all scientific and technical information generated, utilized and maintained by the Company and its Associates are in strict compliance and conformity with applicable intellectual property laws, as determined by the Company’s Legal department.

9. Securities Laws and Insider Trading

Alexion is often required by the securities laws of the United States and other jurisdictions to disclose to the public important information regarding Alexion. All such disclosures, as well as all public communications, should be full, fair, accurate, timely and understandable. An Associate who knows important information about Alexion that has not been disclosed to the public (referred to as “material non-public information”) must keep such information confidential. It is unlawful to purchase or sell Alexion securities on the basis of such material non-public information. Associates may not do so and may not provide such information to others for that or any other purpose. Associates also may not buy or sell securities of any other company using material non-public information obtained in the performance of their duties; nor may they provide such information so obtained to others. Violation of this policy may lead to civil and criminal penalties.

It is not possible to define all categories of information, the use of which could result in improper securities trading. However, non-public information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of securities, as well as if it could impact the share price if publicly disclosed. Information such as financial results, projections of future earnings or losses, news of the acquisition or disposal of material assets or a business entity, financial liquidity problems, gain or loss of a substantial customer or supplier, significant new product announcements, new equity or debt offerings, or scientific, medical, or financial data relating to the Company’s products or product candidates, etc. should always be considered material.

Associates are responsible for becoming familiar with Alexion’s Insider Trading Policy and should consult it before engaging in any transaction involving the securities of Alexion Pharmaceuticals, Inc.

10. Political Contributions

Alexion is a global pharmaceutical company that operates in many countries around the world. The Company recognizes the need to inform and educate legislators and their constituents in supporting sound public policy. Alexion encourages employees to be involved personally in their communities and political affairs. However, no employee shall directly or indirectly use or contribute funds or assets of Alexion for or to any political party, candidate or campaign unless such a use or contribution is an accepted practice and lawful in the country involved and is approved by the Legal Department (in communication with General Counsel).

Alexion’s political contributions policy shall not effect the right of any Associate or agent of the Company to make personal political contributions to the party, committee, or candidate of their choice as long as the donation is derived from that individual’s personal funds or time and in no way was compensated directly or indirectly by the Company. Any and all contributions should reflect the interest of those individuals, and shall not be given in consideration for an official act on behalf of the Company.

11. Payments to Government Officials and Employees

The U.S. government and many governments around the world have very strict rules regulating the provision of gifts, entertainment, meals, favors or anything of value to their employees. Payments, including entertainment of or gifts to, government officials and employees, regardless of motive or intent, may be illegal or perceived by others as having an improper purpose. As a general rule, no payment, offer or promise to pay money or anything of value may be made or given to any employee or official of any governmental agency, even if requested. Particular care should be given to interactions with government employees who have roles in licensing, approval, pricing, reimbursement, bulk purchases and formulary listings. These rules also apply to government contractors and subcontractors.

In the United States, the Foreign Corrupt Practices Act (“FCPA”) anti-bribery provisions make it unlawful for any Associate to make or offer a payment of money or anything else of value to a foreign official, foreign political party, or any foreign political candidate, for the purpose of influencing any act or decision by the foreign individual/entity, or to induce that official to affect any government act or decision in a manner that would assist Alexion to obtain or retain business. In order to avoid violations of the law, and to avoid the serious consequences attendant to it, all employees, agents and representatives of Alexion shall comply with this policy. If you have any questions concerning the applicable law of a foreign country, or if a local law conflicts with U.S. law or Alexion policies, you should contact your local or Corporate Legal Department representative.

12. Privacy

Alexion is committed to compliance with all relevant laws that protect the privacy of those with whom we do business, including customers, consumers and Associates. Many Countries have implemented privacy laws that set requirements for the appropriate handling of individually-identifiable data and Alexion will comply with applicable privacy laws and regulations wherever the Company does business. We believe that responsible stewardship of personal data is a critical component in maintaining trust in the Alexion brand and ensuring that individuals feel confident that Alexion respects their privacy rights.

13. Complete and Accurate Books and Records

Each Associate owes a duty to the Company to act with integrity. In accordance with its accounting policies and procedures, Alexion seeks to maintain true and accurate records. To that end, each Associate shall:

•	account for every transaction by, with or on behalf of Alexion in a manner that accurately reflects its true nature, purpose and amount;

•	act with honesty and candor while still maintaining the confidentiality of Company information and objectives where required or in the Company’s interests;

•	comply with the requirements of applicable accounting and auditing standards and Company policies in the achievement of accuracy and completeness in the Company’s financial records; and

•

refrain from making any false or artificial entries in Alexion books and records for any reason, and shall not engage in any arrangement that results in such prohibited act, even if directed to do so by a supervisor.

The Company strives to ensure that the contents of and the disclosures in the reports and documents that the Company files with the Securities and Exchange Commission (the “SEC”) and other public communications shall be full, fair, accurate, timely and understandable, all in accordance with applicable disclosure standards, including standards of materiality, where appropriate. Each Associate must not knowingly misrepresent, or knowingly cause others to misrepresent, material facts about the Company to the Company’s independent auditors, the Audit Committee of the Board of Directors, governmental regulators, self-regulating organizations or governmental officials. In addition, in relation to an Associate’s area of responsibility, each Associate must properly review and critically analyze proposed disclosures for accuracy and completeness and familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

It is the Company’s policy to address all concerns regarding its financial statements and its accounting controls or audit matters. Any Associate who has a complaint or concern regarding accounting, internal accounting controls, or auditing matters (each, an “Accounting Concern”) must submit his or her Accounting Concern to the General Counsel of the Company, the Chief Executive Officer of the Company, or to the Chairperson of the Company’s Audit Committee.

All Associates are responsible for properly managing and maintaining Alexion records (both hardcopy and electronic) in accordance with Alexion’s policies and procedures.

14. Reporting Compliance Concerns and Accountability

In any situation in which an Associate is concerned that a proposed course of action may create an unethical situation, or is unsure whether particular conduct is appropriate or consistent with this Code, Company policies and procedures and/or applicable laws or regulations, the Associate must seek guidance from his or her supervisor, Human Resources, Compliance Officer or Legal Department prior to taking any action. Further, each Associate who suspects or becomes aware of any potential compliance concern has an obligation to notify the company. Unless otherwise specified in this Code, the Company may be notified through Alexion’s Compliance Officer, General Counsel or the Chief Executive Officer or Chairperson of the Company’s Audit Committee.

Failure to report actual or suspected violations is itself a breach of this Code and could result in disciplinary action, including possible termination. Supervisors and management must report any suspected or reported violation of these Policies to Alexion’s Compliance Officer, General Counsel or Legal Department.

Associates reporting suspected violations will not be required to give their names. All communications regarding any suspected violation will be handled in confidence to the extent reasonably possible. No Associate who in good faith reports suspected wrongdoing will be subject to retaliation or discipline for having reported suspected wrongdoing, even if the information incriminates other management, supervisors, or employees, or even if the report ultimately is established to be erroneous. Such retaliation by a manager, supervisor, or any other employee may be grounds for termination. If an employee who reports a violation is directly involved in a violation of the law or of these Policies, the fact that he or she reported the violation may be given appropriate consideration in any resulting disciplinary action. Failure to report wrongdoing of which an employee has knowledge may, in itself, be a basis for disciplinary action, up to and including termination of employment.